UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2017

Kite Pharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36508	27-1524986
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2017, Kite Pharma, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Gilead Sciences, Inc., a Delaware corporation (“Parent”), and Dodgers Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of the Company at a price of $180.00 per Share in cash (the “Offer Price”), net to the seller, without interest and subject to any required withholding of taxes.

The Offer will initially remain open for 20 business days from the date of commencement of the Offer. If at the scheduled expiration time of the Offer any of the conditions to the Offer have not been satisfied or waived by Parent and Purchaser, Purchaser will, and Parent will cause Purchaser to, extend the Offer to permit the satisfaction of all Offer conditions.

The obligation of Purchaser to consummate the Offer is subject to customary conditions, including (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represent one more Share than 50% of the sum of the total number of Shares outstanding at the expiration of the Offer, plus the total number of Shares the Company would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities (other than certain equity awards which are to be cashed-out or assumed by Parent immediately prior to the acceptance time of the Offer) outstanding at the expiration of the Offer that are convertible, exchangeable or exercisable into Shares, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the absence of any law or order prohibiting the consummation of the Offer or the Merger, (iv) the accuracy of the Company’s representations and warranties (subject to customary materiality qualifiers), (v) the Company’s performance in all material respects of its obligations under the Merger Agreement, and (vi) the absence, since the date of the Merger Agreement, of any change, circumstance, condition, development, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement).

Following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company being the surviving corporation (the “Merger”). At the effective time of the Merger, each Share (other than (i) Shares held by the Company (or held in the Company’s treasury), (ii) Shares held by Parent, Purchaser, or any other direct or indirect wholly owned subsidiary of Parent and (ii) Shares held by stockholders who have properly demanded appraisal of such Shares in accordance with the DGCL) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any required withholding of taxes.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent and Purchaser.

The Company has agreed to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and engage in discussions or negotiations with third parties regarding alternative acquisition proposals. Notwithstanding these restrictions, the Company may under certain circumstances provide information to and participate in discussions or negotiations with third parties with respect to a bona fide alternative acquisition proposal that the board of directors of the Company has determined constitutes or would reasonably be expected to result in a Superior Offer (as defined in the Merger Agreement) if failing to do so would be inconsistent with the board’s fiduciary duties under applicable law. The Agreement also requires that the Company’s board of directors recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and not, among other things, (i) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser) its recommendation, (ii) fail to reaffirm its recommendation within three business days following Parent’s request after the announcement of an alternative acquisition proposal (subject to certain limitations related to serial requests and during any matching rights period), (iii) enter into agreements with respect to any alternative acquisition proposal, (iv) fail to publicly reaffirm its recommendation and recommend that the Company’s stockholders reject any competing third-party tender or exchange offer within ten days after commencement or (v) fail to include the recommendation in the Company’s Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9. Notwithstanding these restrictions, the board of directors of the Company is permitted, subject to the terms and conditions set forth in the Merger Agreement, to change its recommendation and terminate the Merger Agreement to accept a Superior Offer or change its recommendation in response to an Intervening Event (as defined in the Merger Agreement), subject in each case to certain matching rights in favor of Parent.

The Merger Agreement contains certain termination rights for both the Company and Parent, including if (i) the closing has not occurred prior to December 27, 2017, but subject to an automatic 90-day extension if the condition related to the expiration or termination of the waiting period under the HSR Act has not been satisfied or waived, (ii) if consummation of the Offer or the Merger is legally prohibited or enjoined or (iii) if there has been a breach by the other party that is not cured such that, in the case of the Company, the applicable Offer conditions would not be satisfied or, in the case of Parent, the consummation of the Offer or the Merger would be prevented. The Merger Agreement may also be terminated (i) by the Company, subject to the terms and conditions set forth in the Merger Agreement, to accept a Superior Offer and (ii) by Parent if the board of directors of the Company has effected a Company Adverse Change Recommendation (as defined in the Merger Agreement). Upon termination of the Merger Agreement (i) by the Company to accept a Superior Offer or (ii) by Parent following a Company Adverse Change Recommendation, the Company will be required to pay Parent a termination fee of $356 million. Under certain additional circumstances described in the Merger Agreement, the Company must also pay Parent such termination fee if the Merger Agreement is terminated and, within 12 months following such termination, the Company recommends or enters into certain alternative acquisition arrangements and such acquisition is subsequently consummated.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference. The Merger Agreement has been filed to provide information to investors regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The Merger Agreement and this summary should not be relied upon as disclosure about the Company or Parent. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 8.01 Other Events

On August 28, 2017, the Company and Parent issued a joint press release announcing the Merger Agreement, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.	Description

2.1	Agreement and Plan of Merger, dated as of August 27, 2017, by and among Kite Pharma, Inc., Gilead Sciences, Inc. and Dodgers Merger Sub, Inc.

99.1	Joint Press Release dated August 28, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE PHARMA, INC.
(Registrant)

Date: August 28, 2017	By:	/s/ Paul Jenkinson
Paul Jenkinson Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 27, 2017, by and among Kite Pharma, Inc., Gilead Sciences, Inc. and Dodgers Merger Sub, Inc.

99.1	Joint Press Release dated August 28, 2017.